AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                              EPHONE TELECOM, INC.

It is hereby certified that:

1. The name of the corporation is ePHONE Telecom, Inc (the "Corporation").

2. The following Amended and Restated Articles of Incorporation of ePHONE Telecom, Inc. amends and restates the provisions of and supersedes the Certificate of Incorporation originally filed with the Secretary of State of the State of Florida on April 30, 1996 in its entirety.



                                   ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation is ePHONE Telecom, Inc.

                                   ARTICLE II
                                     PURPOSE

         The Corporation shall be organized for any and all purposes authorized by the laws of the State of Florida.

                                  ARTICLE III
                               PERIOD OF EXISTENCE

         The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

         The capital stock of this corporation shall consist of 150,000,000 shares of common stock, $.001 par value.

                                   ARTICLE V
                             DIRECTORS AND OFFICERS

         The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws. The Board of Directors shall be elected by the shareholders of the corporation at such time and in such manner as provided in the By-Laws.

                                   ARTICLE VI
                           DENIAL OF PREEMPTIVE RIGHTS

         No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

                                  ARTICLE VII
                               AMENDMENT OF BYLAWS

         Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                  ARTICLE VIII
                                  SHAREHOLDERS

8.1. Inspection of Books The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

8.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.


8.3. Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.


8.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01 % of the outstanding votes of shareholders.


                                   ARTICLE IX
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                   ARTICLE X
                                    CONTRACTS

         No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

                                   ARTICLE XI
                                 RESIDENT AGENT

         The name and address of the resident agent of the Corporation is:

         CT Corporation System
         1200 South Pine Island Road
         Plantation, Florida   33324

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation on this ___ day of September, 2000.



                                         Bahram Ossivand, Secretary



Subscribe and Sworn on September ___, 2000 Before me:

________________, Notary Public

My Commission Expires: